Exhibit 99.1

       IMMUNICON CORPORATION ANNOUNCES RECEIPT BY VERIDEX OF ADDITIONAL 510(K) CLEARANCE FOR THE CELLSEARCH(TM) CIRCULATING TUMOR CELL KIT

    HUNTINGDON VALLEY, Pa., Oct. 31 /PRNewswire-FirstCall/ -- Immunicon Corporation (Nasdaq: IMMC) announced today that it has been informed by Veridex, a Johnson & Johnson company, that Veridex has received clearance from the U.S. Food and Drug Administration (FDA) of a pre-market notification, or 510(k), regulatory submission in which Veridex provided additional data from Immunicon's clinical trial in metastatic breast cancer for inclusion in the package insert of the CellSearch Circulating Tumor Cell (CTC) Kit. These data, related to the relationship between CTCs and progression free survival and overall survival at additional time points during therapy, were presented at the 2005 Annual Meeting of the American Society of Clinical Oncology (ASCO) in May. The ASCO presentation about these data is available on Immunicon's website, http://www.immunicon.com.

    Leon W.M.M. Terstappen, Immunicon's Senior Vice President of Research and Development and Chief Scientific Officer, commented, "The new 510(k) clearance means important data concerning the clinical implications of CTCs in women undergoing treatment for metastatic breast cancer will be available to physicians in the package insert of the CellSearch CTC Kit. The data indicate that CTCs predict outcome in terms of survival and time to progression at various time points after initiation of a new line of therapy. Median survival of patients with less than 5 CTC's after initiation of therapy is approximately 3 fold longer as compared to those patients in whom CTC's persist or emerge."

    Immunicon Corporation
    Immunicon Corporation is developing and commercializing proprietary cell- and molecular-based human diagnostic and life science research products with an initial focus on cancer disease management. The Company has developed platform technologies for selection and analysis of rare cells in blood, such as circulating tumor cells and circulating endothelial cells that are important in many diseases and biological processes. Immunicon's products and underlying technology platforms also have application in the clinical development of cancer drugs and in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious diseases. http://www.immunicon.com

    The information contained in this press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as "hope," "may," "believe," "anticipate," "plan," "expect," "intend," "assume," "will" and similar expressions. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date of this press release, reflect management's current expectations and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by the Company's forward-looking statements. These factors include, but are not limited to, risks associated with: the Company's dependence on Veridex LLC, a Johnson & Johnson company, in the field of cancer cell analysis; the Company's capital and financing needs; research and development and clinical trial expenditures; commercialization of the Company's product candidates; the Company's ability to use licensed products and to obtain new licenses from third parties; the Company's ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to the Company's customers for the Company's products; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under the Company's agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to the Company's products; effectiveness of the Company's products compared to competitors' products; protection of the Company's intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against the Company; labor, contract or technical difficulties; and competitive pressures in the Company's industry. These factors are discussed in more detail in the Company's filings with the Securities and Exchange Commission.

    "Immunicon" and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. "CellSpotter" and "CellTracks" are registered trademarks and "CellTracks Analyzer II" and "AutoPrep" are trademarks of Immunivest Corporation, a wholly-owned subsidiary of Immunicon Corporation. "CellSearch" is a trademark of Johnson & Johnson. ALL RIGHTS RESERVED.

    Contact Information:

                                            Investors/Media:
     James G. Murphy                        The Ruth Group
     SVP of Finance & Administration, CFO   Jason Rando (media) 646-536-7025
     215-830-0777 ext. 121                  jrando@theruthgroup.com
     jmurphy@immunicon.com                  John Quirk (investors) 646-536-7029
                                            jquirk@theruthgroup.com

SOURCE  Immunicon Corporation
    -0-                             10/31/2005
    /CONTACT: James G. Murphy, SVP of Finance & Administration, CFO, of Immunicon Corporation, +1-215-830-0777, ext. 121, jmurphy@immunicon.com; or
Media: Jason Rando, +1-646-536-7025, jrando@theruthgroup.com, or Investors:
John Quirk, +1-646-536-7029, jquirk@theruthgroup.com, both of The Ruth Group, for Immunicon Corporation /
    /Web site:  http://www.immunicon.com/
    (IMMC)